                                                                     EXHIBIT 2.1

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                            ASSET PURCHASE AGREEMENT

                                     AMONG

                              SL INDUSTRIES, INC.,

                                      AND

                        SL INDUSTRIES ACQUISITION CORP.

                                      AND

                          TEAL ELECTRONICS CORPORATION




                            DATED AS OF MAY 1, 1995




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                               TABLE OF CONTENTS

                                                                                              PAGE
SECTION 1. SALE AND PURCHASE TRANSACTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
  1.1 Sale and Purchase of the Purchased Assets.  . . . . . . . . . . . . . . . . . . . . . . . 11
  1.2 Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
  1.3 Payment of Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
  1.4 Assumption of Liabilities; Retained Liabilities.  . . . . . . . . . . . . . . . . . . . . 14

SECTION 2. CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
  2.1 Place of Closing and Closing Date.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
  2.2 Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
  2.3 Closing Deliveries of Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
  2.4 Closing Deliveries of Purchaser and SLI.  . . . . . . . . . . . . . . . . . . . . . . . . 17

SECTION 3. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER . . . . . . . . . . . . . . . . 18
  3.1 Organization of Seller. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  3.2 Corporate Authority.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  3.3 Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  3.4 Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  3.5 List of Properties, Contracts and Personnel Data. . . . . . . . . . . . . . . . . . . . . 20
  3.6 Purchased Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
  3.7 Receivables.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
  3.8 Inventory.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
  3.9 Leases and Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
  3.10 Permits and Licenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  3.11 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  3.12 Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  3.13 Compliance with Laws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  3.14 Labor Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
  3.15 Absence of Changes or Events.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
  3.16  Records.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
  3.17  Proceedings re Employee Benefit Plans.  . . . . . . . . . . . . . . . . . . . . . . . . 25





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
  3.18 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
  3.19 Absence of Certain Business Practices. . . . . . . . . . . . . . . . . . . . . . . . . . 26
  3.20 Transactions with Certain Persons. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
  3.21 Finders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
  3.22 Business Description.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

SECTION 4. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PURCHASER AND SLI  . . . . . . . . . . 27
  4.1 Organization of Purchaser.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
  4.2 Corporate Authority.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
  4.3 Operation of Purchaser During the Earnout Period. . . . . . . . . . . . . . . . . . . . . 28
  4.4 Finders.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

SECTION 5. COVENANT NOT TO COMPETE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

SECTION 6. CONDUCT OF BUSINESS PRIOR TO CLOSING.  . . . . . . . . . . . . . . . . . . . . . . . 29

SECTION 7. TRANSFER EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

SECTION 8. CONDITIONS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  8.1 Conditions Precedent to Purchaser's and SLI's Obligations.  . . . . . . . . . . . . . . . 30
  8.2. Conditions Precedent to Seller's Obligations.  . . . . . . . . . . . . . . . . . . . . . 31

SECTION 9. INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

SECTION 10. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. . . . . . . . . . . . . 34

SECTION 11. DISPUTES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

SECTION 12. MISCELLANEOUS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

STATEMENT OF EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

ANNEX A
DESCRIPTION OF BUSINESS

ANNEX B
ESCROW AGREEMENT

ANNEX C
BILL OF SALE





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

ANNEX D
KEY EMPLOYEES AND CONTRACTS OF EMPLOYMENT

ANNEX E
COVENANT NOT TO COMPETE AGREEMENTS

SCHEDULE 1
EQUIPMENT AND MACHINERY

SCHEDULE 2
REAL PROPERTY LEASES

SCHEDULE 3
PERSONAL PROPERTY LEASES

SCHEDULE 4
CONTRACTS AND AGREEMENTS

SCHEDULE 5
LICENSES AND PERMITS

SCHEDULE 6
PURCHASE ORDERS FOR MATERIAL OR EQUIPMENT

SCHEDULE 7
EMPLOYEE PLANS

SCHEDULE 8
LABOR AGREEMENTS

SCHEDULE 9
DEFINITION OF TANGIBLE NET BOOK VALUE





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
                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement is made and entered into as of May 1, 1995 (the "Agreement"), by and among SL Industries, Inc., a New Jersey Corporation ("SLI"), SL Industries Acquisition Corp., a California corporation
("Purchaser") and Teal Electronics Corporation, a California corporation ("Seller"), at San Diego, California.

                                  WITNESSETH:

        WHEREAS, SLI desires to acquire the Business of Seller and has organized Purchaser as a wholly-owned subsidiary corporation to purchase from Seller substantially all of the assets and properties of Seller ("Purchased Assets"), subject to certain liabilities, all upon the terms and conditions herein set forth;

        WHEREAS, Seller desires to sell and transfer to Purchaser, the Purchased Assets" subject to certain liabilities, all upon the terms and conditions herein set forth; and

        WHEREAS, SLI intends that Seller's Business will be operated by Purchaser in a semi-autonomous manner, which is consistent with the procedure followed by SLI in operating its other businesses.

        NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties, intending to be legally bound thereby, agree as follows:

SECTION 1.  SALE AND PURCHASE TRANSACTION.

   1.1  SALE AND PURCHASE OF THE PURCHASED ASSETS.

        Subject to the terms and conditions set forth in this Agreement and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth in this Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser hereby agrees to purchase, acquire and accept from Seller, the Purchased Assets. The Purchased Assets include, without limitation, the assets and properties described in the following paragraphs (a) through (n):

        (a) All notes and accounts receivable of Seller, including accounts receivable from employees of Seller (exclusive of any shareholder notes and any accrued interest thereon ("Receivables");

        (b) The prepaid expenses of Seller, including insurance premiums allocable to periods subsequent to the Closing Date ("Prepaid Expenses");





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
        (c) All inventories, materials and supplies of Seller (including, without limitation, raw materials, work in process and finished goods, including those in the possession of suppliers and customers) ("Inventories");

        (d) All equipment, machinery, trucks, automobiles and furniture and fixtures of Seller including, without limitation, those listed in Schedule 1 hereto ("Equipment and Machinery");

        (e) The real property leases, including security deposits and leasehold improvements on the facilities leased by Seller and used in operation of Seller's Business (as described in Annex A hereto), listed in Schedule 2 hereto;

        (f)  The personal property leases listed in Schedule 3 hereto;

        (g) Any rights and interests of Seller in and to any patents, copyrights and trademarks;

        (h) All rights of Seller to the extent assignable under or pursuant to the warranties, representations and guarantees made by suppliers in connection with products or services furnished to Seller or affecting the Equipment and Machinery used in connection with the Purchased Assets;

        (i) All manufacturing, engineering and other drawings, technical information, engineering data, design and engineering specifications and similar materials recording or evidencing Seller's proprietary expertise relating to the Purchased Assets;

        (j) All rights and interest of Seller to any pending or executory contracts with respect to employee benefits, the purchase of materials, supplies, services and claims, or the sale of the products or services of Seller, including customer deposits and further including without limitation, those set forth in Schedule 4 hereto;

        (k) All rights and interests of Seller in or to any licenses, permits, approvals or similar permissions relating to use of the Purchased Assets, including, without limitation, those set forth in Schedule 5 hereto;

        (l)  Seller's interest in its name or in any trade names and slogans;

        (m)  Seller's Business, including the goodwill of such Business; and

        (n) All records, files and papers relating to the Purchased Assets, including, without limitation, drawings, engineering information, computer programs, manuals and data, catalogues, quotations, sales and advertising materials, sales and purchase correspondence, lists of present and former customers and suppliers, customer credit information (except any which is subject to an agreement of confidentiality), customer pricing information, books of account and personnel, employment records and other records relating to the Purchased Assets.





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
        The Purchased Assets do not include any of Seller's cash or any refund of worker's compensation premiums received subsequent to the Closing which are based upon Seller's operations prior to the Closing.

   1.2  PURCHASE PRICE.

        The price to be paid for the Purchased Assets acquired pursuant to
Section 1.1 ("Purchase Price") shall be

        (a) Six Million One Hundred Thirty Three Thousand Dollars ($6,133,000); and

        (b) A contingent amount ("Earnout") equal to 50% of the Net Profits of Seller's Business (the only business intended to be operated by Purchaser) as operated by Purchaser subsequent to the Closing Date, in excess of $1,100,000 for each of the five fiscal years beginning on the first day of the first fiscal month of Purchaser following the Closing; provided that if the Closing occurs on or before May 8, 1995, the five year Earnout period shall begin on May 1, 1995. Such computation shall be made year-by-year and not cumulatively.

        (c) A computation of the Earnout for each of the five years included therein shall be made by Purchaser quarterly during the Earnout period and shall be distributed in accordance with Section 1.3(c) hereof, together with Purchaser's financial statements for such quarterly periods.

        (d) Net Profits as used in this Section 1.3 means the income from the operation of Seller's Business determined in accordance with generally accepted accounting principles consistently applied by Seller prior to the Closing and maintained throughout such 5 year Earnout period. In calculating Net Profits:

             (i) Revenues from the sale of all Teal products and services, whether manufactured in San Diego or elsewhere and whether generated by referral from SLI or elsewhere, after customary returns and allowances, will be included in net sales;

            (ii) Cost of goods sold will consist of actual material, labor and overhead charges, including depreciation and amortization expense, determined on the same basis as determined by Seller prior to the Closing;

            (iii) Operating expenses will include normal charges in accordance with the with the manner in which such expenses were booked by Seller in its financial records prior to the Closing;

            (iv) No overhead, capital management, amortization and/or depreciation expense of any Purchased Assets in excess of their net book value on the Closing Date, or other charges of any kind of SLI or its affiliates, other than Purchaser, will be included in the expenses of Seller's Business; and





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
             (v) No United States, foreign or state income or California franchise taxes will be deducted in arriving at Net Profits.

   1.3  PAYMENT OF PURCHASE PRICE.

        The Purchase Price will be paid on the Closing Date as follows:

        (a) Five Million Nine Hundred Eighty Three Thousand Dollars ($5,983,000) by wire transfer to the account of Seller;

        (b) One Hundred Fifty Thousand Dollars ($150,000) by wire transfer to Nossaman, Guthner, Knox & Elliott, as Escrow Agent under that certain Escrow Agreement dated the Closing Date in the form of Annex B hereto; and

        (c) The Earnout shall be paid to Seller by Purchaser or SLI in quarterly installments, as earned, with sixty percent (60%) of the amount fiscal year in the Earnout period paid within thirty days of the end of the fiscal quarter, and the balance, if any, for the fiscal year paid within sixty days after the end of each of the five fiscal years in the Earnout period. SLI guarantees Purchaser's performance of this payment obligation.

   1.4  ASSUMPTION OF LIABILITIES; RETAINED LIABILITIES.

        On the terms and subject to the conditions set forth in this Agreement, Purchaser and SLI shall assume and agree to pay, perform and discharge in due course only those debts, liabilities, obligations, contracts, leases, commitments and undertakings of Seller set forth below, provided they have been incurred by Seller in the ordinary course of its Business (consistent with past practice) and exclusively pertain to the Purchased Assets ("Assumed Liabilities"):

        (a) Trade accounts payable and accrued payroll, including commissions and bonuses, payroll taxes, payroll deduction items, vacation and sick leave, wage garnishments and 401K amounts;

        (b) State or local sales taxes relating to periods before the Closing Date incurred in respect of the operation of its Business;

        (c) Liabilities of Seller for insurance premiums related to Seller's operation of its Business prior to the Closing Date;

        (d) Seller's obligations (other than those which by their nature cannot be performed by Purchaser) and liabilities with respect to the Purchased Assets relating to periods subsequent to the Closing Date, under the real property lease described in Schedule 2 hereto, personal property leases described in
Schedule 3 hereto and contracts and agreements set forth in Schedule 4 hereto;





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        (e)  Seller's obligations with respect to any unfilled purchase orders for goods to be delivered by Seller; and

        (f) Seller's obligations with respect to any purchase orders for material or equipment to be purchased by Seller, excluding purchase orders for material or equipment which exceed $10,000 for any single purchase order or $50,000 in the aggregate for all of such purchase orders, unless approved in writing by Purchaser or listed in Schedule 6 hereto.

        Notwithstanding anything to the contrary set forth above, neither Purchaser nor SLI shall assume, nor shall Purchaser or SLI pay, perform, defend or discharge any debts, liabilities, obligations, contracts, loans, commitments or undertakings of Seller, whether fixed, unliquidated, absolute, contingent or otherwise, unless expressly described above, including without limitation, the following ("Retained Liabilities"):

        (g) Any liability of Seller the existence of which would constitute a breach of any of Seller's representations and warranties contained in Section 3 of this Agreement;

        (h) Liabilities of Seller with respect to any indebtedness for borrowed money or for the deferred purchase price of property or services;

        (i) Obligations of Seller under any direct or indirect product warranties from sales made prior to the Closing Date;

        (j) Liabilities for property or income taxes or other taxes of Seller measured by the income of Seller;

        (k) Liabilities of Seller for any worker's compensation claims or worker's compensation insurance premiums;

        (l) Liabilities of Seller for product liability claims relating to products sold by Seller prior to the Closing Date, but only to the extent that such claims are not covered by insurance;

        (m) Liabilities based on tortious or illegal conduct by Seller prior to the Closing Date, but only to the extent that such liabilities are not covered by insurance;

        (n) Any liability related to any litigation in which Seller is a defendant, or litigation threatened against Seller, prior to the Closing Date;

        (o)  Liabilities arising or incurred by Seller after the Closing Date;
and

        (p) Except as otherwise provided herein, liabilities of Seller resulting from the negotiation and consummation of the transactions contemplated by this Agreement and any Federal income or California Franchise Tax resulting from the sale of the Purchased Assets under this Agreement.





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        In determining the liabilities not assumed by Purchaser and which were retained and are payable by Seller, Seller will be given credit for any reserves for liabilities contained in Seller's financial statements, including the reserve established for state income or California franchise taxes.

SECTION 2.  CLOSING.

        The transactions contemplated by this Agreement shall be consummated at a closing ("Closing").

   2.1  PLACE OF CLOSING AND CLOSING DATE.

The Closing shall be held at the offices of the Seller, 10350 Sorrento Valley Road, San Diego, California 92121, on Monday, May 8, 1995 (the "Closing Date"), in which event Seller's books and records shall be closed as of the close of business on Sunday, April 30, 1995 with an accounting adjustment to said books to reflect changes in the physical inventory between April 30, 1995 and May 8, 1995 (but not inclusive of April 30, or May 8). The Earnout period shall commence on May 1, 1995, as contemplated by Section 1.2(b).

   2.2  PRORATIONS.

        In lieu of any prorations otherwise due Purchaser or Seller as a result of the Closing Date, Purchaser shall pay to Seller the sum of $30,000 on the Closing Date.

   2.3  CLOSING DELIVERIES OF SELLER.

        On the Closing Date, Seller shall deliver to Purchaser, in form reasonably satisfactory to counsel for Purchaser, the following:

        (a) A Bill of Sale in substantially the form attached hereto as Annex C to Purchaser from Seller covering all of the Purchased Assets, and any other instruments of sale, conveyance, transfer and assignment, and such documents, insurance policies (with endorsements), certifications, notices or assurances as Purchaser may reasonably require, as necessary or desirable to transfer, assign and convey to Purchaser as of the Closing Date, good and marketable title to all of the Purchased Assets;

        (b) A certificate of the Secretary of Seller stating that (i) the directors of Seller have authorized and approved the transactions contemplated by this Agreement, and (ii) the shareholders of Seller owning the requisite number of the issued and outstanding shares of capital stock of Seller, in proceedings duly held for the purpose of approving the transactions under this Agreement in accordance with applicable law, voted affirmatively for said transactions;





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        (c)  The Certificate of Seller referred to in Section 8.1(i) hereof;

        (d) The Covenant Not to Compete Agreements referred to in Section 8.1(g) hereto; and

        (e) An opinion of counsel for Seller, to Purchaser, dated the Closing Date, that:

             (1) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California;

             (2) Seller has the corporate power and authority to operate its Business and use the Purchased Assets, as presently operated;

             (3) This Agreement and the transactions contemplated hereby have been duly approved and adopted by all requisite corporate action of Seller, including its shareholders, and this Agreement has been duly and validly executed and delivered by Seller. This Agreement is the valid and binding agreement of Seller, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or other laws or equitable principles relating to the enforcement of creditors' rights generally; and

            (4) The instruments of sale, conveyance, transfer and assignment delivered by Seller to Purchaser pursuant to Sections 1 and 2 of this Agreement have been duly authorized, executed and delivered by Seller and will transfer to Purchaser Seller's interest in the Purchased Assets.

   2.4  CLOSING DELIVERIES OF PURCHASER AND SLI.

        On the Closing Date, SLI and/or Purchaser shall deliver to Seller, in form reasonably satisfactory to counsel for Seller, the following:

        (a) Evidence of the wire transfer called for in Section 1.3(a) and (b) hereof;

        (b) A certificate of an officer of each of SLI and Purchaser stating that their directors have authorized and approved the transactions contemplated by this Agreement;

        (c) The Certificates of SLI and Purchaser referred to in Section 8.2(c) hereof;

        (d)  The Employment Agreements referred to in Section 8.2(d) hereof;





                                       17
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        (e)  An opinion of Nossaman, Guthner, Knox & Elliott, counsel for
Purchaser, to Seller, dated the Closing Date, that:

             (1) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California;

             (2) Purchaser has the corporate power and authority to consummate the transactions provided for herein; and

             (3) This Agreement and the transactions contemplated hereby have been duly approved and adopted by all requisite corporate action of Purchaser and this Agreement has been duly and validly executed and delivered by Purchaser and is the valid and binding agreement of Purchaser enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws or equitable principles relating to or affecting the enforcement of creditors' rights generally.

        (f) An opinion of Ted D. Taubeneck, General Counsel to SLI, to Seller, dated the Closing date that:

             (1) SLI is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey;

             (2) SLI has the corporate power and authority to consummate the transactions provided for herein; and

             (3) This Agreement and the transactions contemplated hereby have been duly approved and adopted by all requisite corporate action of SLI and this Agreement has been duly and validly executed and delivered by SLI and is the valid and binding agreement of SLI enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws or equitable principles relating to or affecting the enforcement of creditors' rights generally.


SECTION 3.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER.

        As an inducement to Purchaser and SLI to enter into this Agreement and to consummate the transactions contemplated herein, except as set forth in the attached Statement of Exceptions to Representations and Warranties, Seller represents and warrants to Purchaser and SLI and agrees as follows:

   3.1 ORGANIZATION OF SELLER.

        Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power to own its properties and conduct the Business presently being conducted by it.





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   3.2   CORPORATE AUTHORITY.

        The execution, delivery and performance of this Agreement by Seller have been duly authorized and approved by all requisite corporate action on the part of Seller, including approval by Seller's shareholders of the sale of the Purchased Assets to Purchaser, and neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby nor compliance with or fulfillment of the terms and provisions of this Agreement, will (a) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Seller, or any instrument, agreement, mortgage, lease, judgment, order, award, decree or other instrument or restriction to which it is a party or by which it is bound, (b) require any affirmative approval, consent, authorization or other order or action of any court, governmental authority or regulatory body or of any creditor of Seller, or (c) give any party with rights under any such instrument, agreement, mortgage, judgment, order, award, decree or other restriction the right to terminate, modify or otherwise change the rights or obligations of Seller under such instrument, agreement, mortgage, judgment, order, award, decree or other restriction. All corporate acts and other proceedings required to be taken by or on the part of Seller to authorize it to carry out this Agreement and such other agreements and instruments as are contemplated hereby and the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement and such other agreements and instruments when duly executed and delivered by Seller will constitute valid and binding obligations of Seller and will be enforceable in accordance with their respective terms.

   3.3  SUBSIDIARIES.

        The Company has no subsidiaries or affiliates, and has no interest, and no commitment to purchase or sell any interest, in, and has no undertaking in favor of, any other corporation, partnership, joint venture or other business enterprise or entity. The Business carried on by Seller, which is described in Annex A hereto, has not been conducted through any other entity.

   3.4  FINANCIAL STATEMENTS.

        Seller has delivered to Purchaser copies (initialed by one of its officers and identified with a reference to this section of this Agreement) of the following financial statements together with relevant footnotes and reports thereon (hereinafter collectively called the "Financial Statements"), all of which are complete and correct, have been prepared from the books and records of Seller in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated and fairly present the financial condition of Seller as at their respective dates and the results of its operations for the periods covered thereon:

        (a) balance sheets of Seller as at December 31, 1990, 1991, 1992, 1993 and 1994 and statements of earnings and cash flows for the years then ended, and the independent auditor's reports thereto; and

        (b) an unaudited balance sheet of Seller ("Balance Sheet") as at February 28, 1995 ("Balance Sheet Date"), and unaudited statements of earnings and cash flows for the fiscal period then ended.

        Such statements of earnings do not contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly specified therein, and such Financial Statements include all provisions and adjustments, including normal recurring accruals, necessary for such fair presentation.

   3.5  LIST OF PROPERTIES, CONTRACTS AND PERSONNEL DATA.

        Seller has delivered to Purchaser true, correct and complete lists, certified to be accurate by an officer of Seller as of the date hereof, of the matters set forth in the following subsections (a) through (k), together, where specified, with true and complete copies of the documents referred to in said subsections, certified to be correct by an officer of Seller as of the date hereof:

        (a) All real property. in which the Seller has a leasehold or other interest or which is used by it in the operation of its Business, together with a description of each lease or other instrument under which it holds such leasehold or other interest, identifying the parties thereto, the rental or other payment terms, the expiration date and the cancellation and renewal terms thereof.

        (b) As of the Balance Sheet Date, all of the Receivables and payables of Seller (which shall include trade accounts, loans and advances), together with detailed information as to each such listed Receivable or payable or receivable which has been outstanding for more than 60 days.

        (c) As of the Balance Sheet Date, a list of all non-cancelable orders in the backlog of Seller from bona fide, responsible customers, that, to the best of Seller's knowledge, can and will be shipped and paid for.

        (d) As of the Balance Sheet Date, the Inventories of Seller and as of the date of this Agreement, all of the material purchase commitments for goods and materials that would become items of Inventory.

        (e) All Equipment and Machinery owned, leased or used by Seller, except for items having a book value of less than $1,000 which do not, in the aggregate, have a total book value of more than $25,000, setting forth with respect to all such listed property a summary description of all leases, identifying the parties thereto, the rental or other payment terms, the expiration date and cancellation and renewal terms thereof.

        (f) All patents, patent applications, patent licenses, trademarks, trademark registrations, service marks, service names, trade names, copyrights and copyright registrations, owned or held by Seller or used in the operation of its Business.

        (g) All fire, theft, casualty, liability, workers compensation and other insurance policies insuring Seller and its property, personnel and operations, specifying with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage, the deductible amount (if any), the premium and the date through which coverage will continue by virtue of premiums already paid. Such policies are with reputable insurers and provide adequate coverage for all normal risks incident to Seller's property, personnel and operations.

        (h) All sales representation or distributorship agreements, and agreements providing for the services of an independent contractor, to which Seller is a party or by which it is bound.

        (i) All agreements, commitments or licenses relating to patents, trademarks, trade names, copyrights, competition, territorial rights, inventions, processes, know-how, formulae or trade secrets to which Seller is a party or by which it is bound.

        (j) All loan agreements, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guarantees, or instruments relating to money or credit to which Seller is a party or by which it is bound.

        (k) All pension, profit sharing, bonus, disability, group insurance, or other similar employee benefit plan, program or arrangement, written or otherwise, for the benefit of or relating to the employees of Seller or any of them, established, maintained or contributed to by Seller, and any related insurance contracts and trust and custodial agreements (collectively, "Employee Plans") listed in Schedule 7 hereto, accompanied by copies thereof, and, with respect to each employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), accompanied by (i) the most recent annual actuarial report, if any, (ii) the last filed Form 5500 and Schedule A or B thereto or both, (iii) the Summary Plan Description and all modifications thereto, and (iv) the most recent annual and periodic report, if any, of Employee Plan assets; provided, however, that in the case of any multi-employer plans within the meaning of Section 3(37) of ERISA, Seller shall only be required to use reasonable efforts to provide any of the items referred to in subsections (i), (ii), (iii) and (iv) hereof;

   3.6  PURCHASED ASSETS.

        (a) Seller owns, leases or has the legal right to use all of the Purchased Assets.

        (b) To the best knowledge of Seller, the Equipment and Machinery of Seller are in good condition and suitable for the uses for which intended, in normal operating condition, free from any known defects, except such defects as do not interfere with the continued use of such Equipment and Machinery in the normal operation of the Purchased Assets as heretofore operated.

        (c) The Purchased Assets and their uses, to the best knowledge of Seller, conform in all material respects to all applicable zoning and building laws; and, if such zoning and building laws include conditional use permits or variances, then such conditional use permits or variances will apply to Purchaser and will permit it to use the Purchased Assets in approximately the same manner that they are being used by Seller.

        (d) Seller has good and marketable title to, or, in the case of leases, valid and subsisting leasehold interests in, all of the Purchased Assets, free and clear of all liens, mortgages, pledges, encumbrances, conditional sales agreements, security interests, title retention devices or charges of any kind, except (i) liens, mortgages, pledges, encumbrances, conditional sales agreements, security interests, title retention devices or charges reflected in Seller's Balance Sheet which do not materially detract from the value of any property or asset subject thereto or affected thereby or interfere to any extent with the continuation of the present use of the properties subject thereto or affected thereby or otherwise materially impair the Purchased Assets, and (ii) liens for current taxes or assessments not yet due and payable. The instruments of sale, conveyance, transfer and assignment delivered by Seller to Purchaser pursuant to Sections 1 and 2 of this Agreement will effectively transfer to Purchaser beneficial ownership and Seller's interest in the Purchased Assets. With respect to leases, Seller has not received any notice of cancellation or termination under any option or right reserved to the lessor under any such lease or any notice of default under any such lease and there is no event which, with notice or lapse of time or both, would constitute a default under any such lease.

   3.7  RECEIVABLES.

        All Receivables which are reflected in the Balance Sheet, and all such Receivables which have arisen since the date thereof, have arisen only from bona fide transactions in the ordinary course of business consistent with prior practice and shall be (or have been) fully collected when due or within 120 days after they arose (whichever is earlier), without resort to litigation and without offset, discount, return or allowance, in the aggregate face amounts thereof, as reflected on the Balance Sheet.

   3.8  INVENTORY.

        Substantially all items of Inventory reflected on the Balance Sheet or thereafter acquired (and not subsequently disposed of in the ordinary course of business consistent with prior practice) are suitable and usable for the production or completion of merchantable products in the ordinary course of business as first quality goods at normal mark-ups; and no significant quantity of such items is hazardous or toxic.

   3.9  LEASES AND CONTRACTS.

        Each lease, contract or other agreement or commitment listed on Schedules 3 and 4 hereto is, to the best of Seller's knowledge, in full force and effect on the date hereof, and is valid and enforceable in accordance with its terms.

   3.10 PERMITS AND LICENSES.

        Seller, to the best of its knowledge, owns or has acquired all permits, licenses or similar permissions required under any Federal laws or regulations or required under any state, county or local laws or regulations for conducting the Business of Seller, as listed in Schedule 5 hereto, and each is in full force and effect on the date hereof.


   3.11 TAXES.

        To the best of Seller's knowledge, all taxes, assessments and other charges, including, without limitation, income, franchise, property, sales, use, added value, employees' withholding, unemployment, disability and social security taxes, imposed by the United States or by any foreign country or by any state or municipality, or by any other taxing authority, which are due or payable by Seller, and all interest and penalties thereon, whether disputed or not, have been paid in full; all tax and information returns required to be filed in connection therewith have been, to the best of Seller's knowledge, accurately prepared and duly and timely filed; and all deposits required by law to be made by Seller with respect to employees' withholding or other taxes have been duly and timely made. Seller has not been delinquent in the payment of any tax and has no deficiency or claim proposed or assessed against it and there is no basis for any such deficiency or claim. Seller's Federal and state income tax returns have never been audited, except for a Federal audit of Seller's 1987 income tax return which resulted in no adjustments, and there is not now in force any extension of time with respect to the date on which any tax return was or is due to be filed by or with respect to it, or any waiver or agreement for the extension of time for the assessment of any tax.

   3.12 LITIGATION.

        There is no pending or, to the best of Seller's knowledge, threatened action, lawsuit, claim, proceeding, or investigation against, by or affecting Seller which if decided adversely against Seller would have an adverse effect upon the Purchased Assets, in any court, or before any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Seller is not in default with respect to any order, writ, injunction, or decree of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting or relating to the Purchased Assets.

   3.13 COMPLIANCE WITH LAWS.

        Seller has no knowledge of any noncompliance or alleged noncompliance with applicable statutes, orders, rules and regulations promulgated by governmental authorities relating in any material respect to the Purchased Assets or the operation thereof, including, without limitation, any thereof relating to wages, hours, hiring, promotion, retirement, working conditions, air, water, solid or liquid waste or pollution, discrimination, health, safety, pensions, benefits, the production, processing, advertising and sales of products, trade regulation or antitrust, and Seller has not received any notice of any sort of alleged violation of any such statute, order, rule or regulation.

   3.14 LABOR AGREEMENTS.

        Seller is not a party to any labor agreement with any labor organization with respect to the operation of the Purchased Assets other than as specifically described in Schedule 8 hereto and there is no employee disturbance pending or threatened against Seller with respect to the operation of the Purchased Assets.

   3.15 ABSENCE OF CHANGES OR EVENTS.

        Since the Balance Sheet Date, Seller has conducted its business only in the ordinary course and has not:

        (a) to the best of Seller's knowledge, incurred any obligation or liability, contingent or otherwise, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business and consistent with prior practice;

        (b) mortgaged, pledged or subjected to lien, security interest or any other encumbrance or restriction, any of its properties;

        (c) sold, transferred, leased or otherwise disposed of any of its properties, except for Inventory sold in the ordinary course of business, consistent with prior practice, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

        (d) received any notice of termination of any agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had or could have a materially adverse effect on the properties, operations or prospects of Seller;

        (e) encountered any labor union organizing activity or had any material change in its relations with its employees, agents, customers or suppliers;

        (f) failed to replenish its Inventories and supplies in a normal and customary manner consistent with prior practice, or made any purchase commitment in excess of the normal requirements of its Business or at any price in excess of the then current market price or upon terms and conditions more onerous than those customary in the industry, or made any change in its selling or pricing practices inconsistent with its prior practices;

        (g) made any change in the rate of compensation or other remuneration payable, or paid or agreed or orally promised to pay, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, representative or consultant of Seller, except in the ordinary course of business, or the increase is less than 10% of such person's base wages;

        (h) acquired any interest in any business enterprise, or otherwise made any loan or advance to, or entered into any undertaking in favor of, any person;

        (i) made, or committed to make, any capital expenditures, other than in the ordinary course of business;

        (j) instituted, to the best of Seller's knowledge, been named in, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to it or its properties; or

        (k) to the best of Seller's knowledge suffered any change which, in any case or in the aggregate, has had or may have a materially adverse effect on its condition or prospects (financial or otherwise), properties, liabilities or operations;

and no matter or occurrence has come to the attention of the Seller that is likely to cause any adverse change in the financial position, results of operations, cash flows or prospects of Seller.

   3.16 RECORDS.

        The books of account of the Company are complete and correct in all material respects, and there have been no transactions involving its Business which properly should have been set forth therein but which have not been accurately so set forth.

   3.17 PROCEEDINGS RE EMPLOYEE BENEFIT PLANS.

        Seller has a Section 401(k) Plan in existence for its employees, but has no other Pension Plans and is not a party to or covered by any Multiemployer Plans. Seller has no liability (contingent or otherwise) for any funding with respect to such Section 401(k) Plan.

   3.18 ENVIRONMENTAL MATTERS.

        (a) Seller, to the best of its knowledge, is in compliance with all applicable federal, state and local laws, administrative rulings, regulations and regulatory approvals relating to the protection of the environment (including laws prohibiting the creation of a public nuisance).

        (b) Seller, to the best of its knowledge, has obtained all environmental licenses, permits and authorizations material to the conduct of its Business, all of which will be in full force and effect as of the Closing and will be effectively transferred or assigned to Purchaser at the Closing without adversely affecting the operation of Seller's Business after the Closing. No violation of any such licenses, permits or authorizations has been asserted in the past five years, and no proceeding is pending or threatened which might result in the revocation or limitation of any such licenses, permits or authorizations.

        (c) Neither Seller nor any "Affiliate" of Seller (as hereinafter defined), nor any lessee, licensee or other party acting at the direction or with consent of Seller or any Affiliate of Seller has manufactured, treated, stored or disposed of any "Hazardous Substance" (as hereinafter defined), except with respect to the operation of its business.

        (d) To the best of Seller's knowledge, no toxic, explosive or otherwise dangerous materials or Hazardous Substances have been concealed within, buried beneath, or released on or from Seller's facilities.

        (e) Seller has received no notification that it is a potentially responsible party under Section 107 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"). Seller has not received notification from any state or local government or agency under any similar provisions of state or local law.

        (f) The term "Affiliate of the Company" as used in this Section 3.18 shall mean any person or other entity which, prior to the Closing Date, directly or indirectly controlled, was controlled by, or was under common control with the Company and includes any person or entity of which the ultimate parent of the Company (or a majority controlled subsidiary of such ultimate parent) controlled a majority of the voting power.

        (g) For purposes of this Section 3.18, the term "Hazardous Substance" includes, but is not limited to, any substance identified in Section 101(14) of CERCLA, or in the regulations under that or any other Federal or state law for the protection of the environment, petroleum (including crude oil or any fraction thereof), and the term "release" shall have the meaning given to such term in Section 101 (22) of CERCLA.

   3.19 ABSENCE OF CERTAIN BUSINESS PRACTICES.

        To the best of Seller's knowledge, no officer, employee or agent of Seller, nor any other person acting on its or their behalf, has, directly or indirectly, within the past five years engaged in any illegal activity which if not continued in the future, might adversely affect Seller's properties, Business, operations or prospects.

   3.20 TRANSACTIONS WITH CERTAIN PERSONS.

        During the past three years Seller has not, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to compensation for services rendered as a director, officer or employee of Seller), (a) any shareholder of Seller or (b) any person, firm or corporation which is controlled by or is under common control of any shareholder of Seller.

   3.21 FINDERS.

        No act of Seller has given or will give rise to any valid claim against Purchaser for a brokerage commission, finder's fee or other like payment.

   3.22 BUSINESS DESCRIPTION.

        Annex A attached hereto contains an accurate and substantially complete summary description of Seller's Business and the general development of such Business and of management's relations with employees and unions, if any, and of all inventions, permits, licenses and franchises relating thereto, including, without limitation, (a) the percentage of total unit sales, revenues, gross income and net income attributable to each line of business of Seller for its last two fiscal years which accounted for 10% or more of total revenues or net income, (b) the extent to which Seller makes sales or payments to, or derives revenues or makes purchases from, sources located in foreign countries, (c) the name of each customer, supplier, distributor or representative of Seller, the loss of which might materially and adversely affect its Business, (d) the extent to which Seller derives revenue from, or makes payments for, licenses or royalties, and (e) all circumstances known to Seller that threaten or might threaten any of the foregoing.

SECTION 4.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PURCHASER AND SLI.

        As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, SLI and Purchaser hereby represent and warrant to Seller and agrees as follows:

   4.1  ORGANIZATION OF PURCHASER.

        (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

        (b) SLI is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

   4.2  CORPORATE AUTHORITY.

        The execution, delivery and performance of this Agreement by each Purchaser and SLI have been duly authorized and approved by all requisite corporate action on the part of Purchaser and SLI, and neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with or fulfillment of the terms and provisions of the Agreement, will (a) conflict with or result in a breach of the terms, condition or provisions of or constitute a default under the Articles of Incorporation or Bylaws of either Purchaser or SLI or any instrument, agreement, mortgage, judgment, lease, order, award, decree or other instrument or restriction to which either Purchaser or SLI is a party or by which it is bound, (b) require any affirmative approval, consent or authorization of any court, governmental authority or regulatory body or of any creditor of either Purchaser or SLI, or (c) give any party any rights under any such instrument, agreement, mortgage, judgment, order, award, decree or other restriction. Purchaser and SLI each has full power and authority to do and perform all acts and things required to be done by it under this Agreement. All corporate acts and other proceedings required to be taken by or on the part of Purchaser and SLI to authorize it to carry out this Agreement and such other agreements and instruments as are contemplated hereby and the transactions contemplated hereby and thereby have been duly and properly taken. The Agreement constitutes, and such other agreements and instruments when duly executed and delivered by each of Purchaser and SLI will constitute, valid and binding obligations of Purchaser and SLI and will be enforceable in accordance with their respective terms.

   4.3  OPERATION OF PURCHASER DURING THE EARNOUT PERIOD.

        During the five year term of the Earnout, provided Purchaser's Net Profits for the previous fiscal year amount to at least $1,100,000:

        (a) SLI will provide Purchaser with an adequate amount of cash with which to operate, permitting (but not limited to) Purchaser to maintain adequate inventory levels and promptly to pay its suppliers;

        (b) SLI will leave Purchaser's employees free from responsibilities other than operating Seller's Business except to meet concerning, or discuss, management, technical, marketing or other business subjects;

        (c) SLI will not divest Purchaser of any significant assets or product lines without the prior written approval of Seller's shareholders as they existed on the Closing Date; and

        (d) SLI will maintain Purchaser as a separate subsidiary corporation or division of SLI, and will not combine it with other SLI affiliates or businesses.

        In the event that Purchaser's Net Profits in any fiscal year during the Earnout amount to less than $1,100,000, then this Section 4.3 shall not be operative, except for subsection (d); provided that if Purchaser's Net Profits in a subsequent fiscal year during the Earnout period exceed $1,100,000, then subsections (a), (b) and (c) of this Section 4.3 shall again become operative and remain operative throughout the balance of the Earnout period so long as Purchaser's Net Profits for a fiscal year amount to at least $1,100,000; provided that during the time that subsections (a), (b) and (c) are not operative, SLI shall take no action which would so effect the operations of Purchaser as to render it substantially impractical for Purchaser's Net Profits from future operations to exceed $1,100,000 in any fiscal year remaining in the Earnout period.

   4.4  FINDERS.

        No act of Purchaser has given or will give rise to any valid claim against Seller for a brokerage commission, finder's fee or other like payment.

SECTION 5.   COVENANT NOT TO COMPETE.

        (a) Seller covenants with Purchaser, for its benefit and that of all persons who now are or hereafter become its shareholders, that, from the Closing Date through June 30, 2002, Seller will not, in any city or county in the State of California or in any other state in the United States or in Canada, Mexico, Argentina, Brazil, Switzerland, European Common Market, Israel, South Africa, Australia, Singapore, Taiwan, Hong Kong, China, Japan or South Korea, participate, directly or indirectly, in the ownership management or operation of any person, firm, corporation or other entity which carries on a Business that is similar to or competitive with the Business operated by Seller.

        (b) The term "Business operated by Seller" is defined to mean the business described in Annex A hereto.

        (c) Should this covenant be deemed in restraint of trade by reason of broadness of the terms hereof, it shall not be deemed void and shall nevertheless be enforceable for the maximum term and to the maximum extent that it is deemed reasonable to restrain such competitive conduct in relation to the transaction involving the sale of Seller's assets and the scope of Seller's business.

        (d) Seller acknowledges that damages for any breach of this covenant would be an inadequate remedy and, therefore, in addition to all other remedies at law or in equity, the terms of this covenant shall be specifically enforceable against Seller and that injunctive relief is appropriate to preclude any threatened or continuing breach of this covenant.

        (e) Any provision herein to the contrary notwithstanding, Seller shall be entitled to own capital stock in a public company competitive to Seller, not in excess of 5% of the outstanding capital stock of such company.

   SECTION 6.  CONDUCT OF BUSINESS PRIOR TO CLOSING.

        (a) OPERATE IN ORDINARY COURSE. Prior to the Closing, Seller shall conduct its Business and affairs only in the ordinary course and consistent with its prior practice and shall maintain, keep and preserve its properties in good condition and repair and maintain insurance thereon in accordance with present practices, (a) and will present to Purchaser the Business and organization of Seller intact, (b) keep available to Purchaser, to the extent Purchaser so desires, the services of Seller's present officers, employees, agents and independent contractors, (c) preserve for the benefit of Purchaser the goodwill of Seller's suppliers, customers, landlords, banks and others having business or financial relations with it, and (d) cooperate with Purchaser and use reasonable efforts to assist Purchaser in obtaining the consent of any landlord or other party to any lease or contract where the consent of such landlord or other party may be required by reason of the transactions contemplated hereby.

        (b) ACCESS TO INFORMATION AND DOCUMENTS. Upon reasonable notice and during regular business hours, Seller will give SLI's employees and other representatives full access to its personnel and all of its properties, documents, contracts, books and records, and will furnish SLI with copies of such documents (certified by Seller if so requested) and with such information with respect to its affairs, as SLI may from time to time request, and SLI will keep such information confidential and not improperly disclose the same prior to the Closing. Any such furnishing of such information to SLI or any investigation by SLI shall not affect SLI's right to rely on the representations and warranties made in this Agreement or in connection herewith or pursuant hereto.

SECTION 7.   TRANSFER EXPENSES.

        Purchaser will pay any transfer taxes and filing or recording fees payable in connection with the instruments of transfer herein provided for, and will likewise pay any sales, use or similar tax arising out of the transactions contemplated by this Agreement.

SECTION 8.   CONDITIONS.

   8.1  Conditions Precedent to Purchaser's and SLI's Obligations.

        All obligations of Purchaser and SLI hereunder are subject, at the joint option of Purchaser and SLI, to the fulfillment of each of the following conditions at or prior to the Closing, and Seller shall exert its best efforts to cause each such condition to be so fulfilled.

        (a) REPRESENTATIONS TRUE. All representations and warranties of Seller and the Company contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects except for changes in the ordinary course of business after the date hereof consistent with prior practice in conformity with the covenants and agreements contained herein.

        (b) AGREEMENTS PERFORMED. All covenants, agreements and obligations required by the terms of this agreement to be performed by seller at or before the closing shall have been duly and properly performed in all material respects.

        (c) CHANGES. Since the date of this Agreement there shall not have occurred any material adverse change in the condition (financial or otherwise), Business, properties, operations or prospects of Seller.

        (d) CONSENTS. Seller shall have obtained written consents to the transfer or assignment to purchaser of all material permits, licenses, leases and other material contracts of seller where the consent of any other party to any such contract may, in the opinion of purchaser's counsel, be required.

        (e)  NET WORTH.  The tangible net book value of Seller, as defined in
Schedule 9 hereto, shall be not less than $1,950,000 on the Closing Date. In the event the Tangible Net Book Value of Seller is less than $1,950,000, seller shall pay an amount equal to the difference to purchaser, with interest at the rate of 8% per annum from the Closing Date until the date of payment.

        (f) EMPLOYMENT CONTRACTS. Seller shall use reasonable efforts to have William D. Carpenter, William D. Bickel and Randall J. Redding, execute and deliver to Purchaser, Employment Contracts substantially in the form of Annex D hereto.

        (g) COVENANTS NOT TO COMPETE. Seller's shareholders shall execute and deliver to Purchaser and SLI, Covenant Not to Compete Agreements substantially in the form of Annex E hereto.

        (h) NO ACTION TO PREVENT CLOSING. No action by a third party shall be pending or threatened which might delay or prevent the Closing.

        (i) CERTIFICATE. There shall be delivered to Purchaser and SLI a certificate executed by Seller, dated the Closing Date, certifying that the conditions set forth in paragraphs (a), (b), (c), (d), (e), (f), (g) and (h) of this Section 8.1, have been fulfilled.

        (j) DOCUMENTS DELIVERED. All documents required to be delivered to Purchaser at or prior to the Closing pursuant to Section 2 hereof, shall have been so delivered.

        (k) ENVIRONMENTAL REPORT. Purchaser shall have received a report from an environmental consultant (retained by Purchaser at its cost) generally to the effect that there are no significant environmental problems related to Seller's facilities or its operations which, if not corrected prior to the Closing, could result in a material liability subsequent to the Closing.

        (l) BOARD APPROVAL. The Board of Directors of SLI shall have approved the purchase of the Purchased Assets in accordance with the terms of this Agreement, including the exhibits hereto.

   8.2. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.

        All obligations of Seller at the Closing are subject, at its option, to the fulfillment of each of the following conditions at or prior to the Closing, and Purchaser and SLI shall exert their best efforts to cause each such condition to be so fulfilled:

        (a) REPRESENTATIONS TRUE. All representations and warranties of purchaser and SLI contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing.

        (b) AGREEMENTS PERFORMED. All obligations required by the terms of this Agreement to be performed by Purchaser and SLI at or before the Closing shall have been duly and properly performed in all material respects.

        (c) CERTIFICATE. There shall be delivered to Seller a certificate executed by an officer of Purchaser and SLI, dated the Closing Date, certifying that the conditions set forth in paragraphs (a) and (b) of this Section 8.2(c) have been fulfilled.

        (d)  EMPLOYMENT CONTRACTS.  The Employment Contracts called for in
Section 8.1(f) shall have been delivered.

        (e) CONSIDERATION AND DOCUMENTS DELIVERED. The wire transfers and any other documents to be delivered to Seller at or prior to the Closing pursuant to Section 2 hereof, shall have been so delivered.


SECTION 9.   INDEMNIFICATION.

        (a) BY SELLER. Subject to the limitation in Section 10, seller hereby agrees to indemnify and hold Purchaser and SLI harmless from, against and in respect of (and shall on demand reimburse purchaser or SLI for) any and all loss, liability, damage or expense suffered or incurred by purchaser or SLI by reason of any untrue representation, breach of warranty or nonfulfillment of any agreement requiring performance after the Closing or of any covenant contained herein or in any certificate, document or instrument delivered to Purchaser or SLI pursuant hereto or in connection herewith.

             (i) If Purchaser or SLI makes a claim against Seller for indemnification pursuant to this Section 9, and Seller agrees that Purchaser or SLI is entitled to indemnification, then Seller agrees that Purchaser or SLI may obtain indemnification either through the Escrow created pursuant to
Section 1.3(b) and/or by withholding funds due seller under the earnout provided in Section 1.2(b).

             (ii) If Purchaser or SLI makes a claim against Seller for indemnification pursuant to this Section 9 and Seller does not agree that Purchaser or SLI is entitled to indemnification, or with the amount of the claim for indemnification, then purchaser or SLI may provide the Escrow Holders of the Escrow created pursuant to Section 1.3(b) with written notification of its claim for indemnification in which event Escrow Holder shall place a hold on the Escrowed Funds to the extent of the claim and such Escrowed Funds shall continue to be held in this Escrow until such claim for indemnification is resolved by Sellers and Purchaser or SLI, and further, Purchaser or SLI may withhold funds due Seller under the Earnout provided in Section 1.2(b), with such withholding continuing until such claim for indemnification is resolved by sellers and purchaser or SLI.

        (b) ASSIGNMENT OF RECEIVABLES. Upon Seller's payment to Purchaser or SLI of the face amount of any uncollected receivable by reason of the failure of such receivable to be fully collected as warranted pursuant to the provisions contained in Section 3.7 hereof, Purchaser shall assign such receivable to Seller, without recourse.

        (c) BY PURCHASER OR SLI. Subject to the limitation in Section 10, Purchaser and SLI, jointly and severally, hereby agree to indemnify and hold Seller harmless from, against and in respect of (and shall on demand reimburse Seller for) any and all loss, liability, damage or expense suffered or incurred by Seller by reason of any untrue representation, breach of warranty or nonfulfillment of any agreement requiring performance after the Closing or of any covenant contained herein or in any certificate, document or instrument delivered to seller pursuant hereto or in connection herewith.

        (d) NOTICE RE INDEMNIFICATION. Promptly after receipt by an indemnified party of notice of the commencement of any action against such indemnified party with respect to a claim which the indemnified party believes is covered by this Section 9, the indemnified party shall notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than as to the a particular item as to which indemnification is then being sought solely pursuant to this Section 9. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, reasonably assume the defense thereof, subject to the provisions herein stated, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless the indemnifying party shall not pursue the action to its final conclusion. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the indemnified party. The indemnifying party shall have the right to settle any action against an indemnified party for which the indemnifying party is liable.

        (e) Any provision herein to the contrary notwithstanding, an indemnifying party shall have no obligation to indemnify the indemnified party unless and until the aggregate amount of the claims or liabilities for which the indemnifying party is liable exceeds $20,000.

SECTION 10.   NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC.

        (a) NATURE OF STATEMENTS, ETC.; SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each statement, representation, warranty, covenant, agreement or indemnity made by Seller in this Agreement or in any document, certificate or other instrument delivered by or on behalf of Seller pursuant to this Agreement or in connection herewith shall be deemed the statement, representation, warranty, covenant, agreement or indemnity of Seller. All statements, representations, warranties, covenants, agreements or indemnities made by the parties hereto shall survive the Closing and thereafter expire 547 days from the Closing Date; and provided that Purchaser and SLI shall have 90 days after such statements, representations, warranties, covenants, agreements or indemnities expire within which to make a claim for indemnity.

        (b) RECOVERY OF COSTS. In the event any party seeks to enforce its rights hereunder against any other party, then, in addition to all damages and other remedies to which the prevailing party is or becomes entitled by reason of such default, the losing party shall promptly pay to the prevailing party an amount equal to all costs and expenses (including reasonable attorneys' fees) paid or incurred by the prevailing party in connection with such enforcement proceeding.

        (c) INTEREST. In the event that the prevailing party is entitled to receive an amount of money by reason of any default hereunder, then, in addition to such amount of money, the defaulting party shall promptly pay to the prevailing party a sum equal to interest on such amount of money accruing at the rate of one percent per month, but not to exceed the maximum rate allowed by law, during the period between the date such payment should have been made hereunder and the date of the actual payment thereof.


SECTION 11.   DISPUTES.

        Seller and Purchaser and SLI have agreed on the following mechanisms in order to obtain prompt, expeditious and equitable resolution of disputes between them which may arise subsequent to the Closing:

        (a)  ARBITRATION.

             (i) Any dispute involving a claim under this Agreement shall be submitted to binding arbitration in accordance with the terms set forth herein. The Arbitrator shall be an attorney agreed upon by Seller and Purchaser or SLI.

             (ii) If Seller and Purchaser or SLI are unable to agree upon such Arbitrator within 10 days of a written request to do so by either Seller or Purchaser or SLI, then Seller and Purchaser or SLI shall each select an Arbitrator within 10 days after such failure to agree upon an Arbitrator and within 10 days after their selection those two shall select a third Arbitrator, failing which the chief administrative officer for the

American Arbitration Association in San Diego, California, shall appoint the additional Arbitrator.

             (iii) The venue of such arbitration shall be in San Diego, California, and such arbitration shall be conducted in accordance with the laws of the State of California and the rules and procedures of the American Arbitration Association in San Diego, California.

             (iv) The cost of the proceeding shall initially be borne equally by Seller and Purchaser or SLI but the prevailing party in such proceeding shall be entitled to recover, in addition to reasonable attorneys' fees and all other costs, its contribution for the reasonable costs of the Arbitrator as an item of damage or recoverable costs or both. If any of Seller or Purchaser or SLI refuses to pay its share of the costs at the time(s) required, the other party may do so, in which event that party will be entitled to recover (or offset) the amount advanced, with interest, even if that party is not the prevailing party. The Arbitrator shall include such costs in any award.

        (b) ENTRY OF JUDGMENT. Any decision by an Aarbitrator shall be binding on the Seller and Purchaser or SLI and judgment thereon may be entered in any court having jurisdiction thereof.

        (c) COOPERATION. Seller and Purchaser or SLI shall diligently cooperate with one another to resolve a dispute, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute. If Seller or Purchaser or SLI refuses to cooperate diligently, and another party, after first giving notice of its intent to rely on the provisions of this section, incurs additional expenses or attorneys' fees wholly or partly as a result of such failure to cooperate diligently, then the judge or Arbitrator may award such additional expenses and attorneys' fees to the party giving such notice, even if the party is not the prevailing party in the dispute.


SECTION 12.   MISCELLANEOUS.

        (a)  Termination.

             (i) This Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing upon mutual written agreement of Seller and Purchaser or SLI.

             (ii) Seller or Purchaser or SLI shall have the right to terminate this Agreement prior to the Closing upon a material breach by the other party of any provision of this Agreement if such breach is not cured within ten days after receipt of written notice stating the nature of such breach.

        (b) WAIVER. No waiver of any claim, right, breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and such waiver shall not be deemed a waiver of any subsequent breach or default of the same or similar nature. It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any signal or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

        (c) FURTHER ASSURANCES. Seller, at its own reasonable expense, will, at such time and from time to time on and after the Closing Date, upon the reasonable request of Purchaser or SLI, promptly execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances that may reasonably be required for the better conveying, transferring, assigning, delivering, assuring and confirming to purchaser, or to its respective successors and assigns, or for aiding and assisting in collecting or reducing to possession, any or all of the properties and assets of seller sold hereunder. Notwithstanding the foregoing, Purchaser will pay, or reimburse Seller for, out-of-pocket expenses incurred later than 90 days after the Closing Date in connection with fulfillment of this covenant, up to a maximum of $1000.

        (d) CHANGE OF NAME. Immediately following the Closing, Seller shall change its corporate name so that it does not contain the name "Teal" or any other name or combination of letters or words that implies an affiliation with the Business and shall discontinue the use of any and all literature, stationery and other documents and information containing the name "Teal."

        (e) EXPENSES. Each party hereto shall pay its own expenses incident to this Areement and the consummation of the transactions provided herein.

        (f) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto.

        (g) BENEFIT. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this agreement.

        (h) NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be personally delivered to an executive officer of the party receiving such notice or shall be given by certified U.S. Mail, private courier service or fax, followed by a hard copy transmitted by U.S. Mail, addressed:

       If to Purchaser or SLI:               SL Industries, Inc.
                                        520 Fellowship Road, Suite 306
                                        Mt. Laurel, New Jersey 08054
                                        Attn:  Owen Farren, President
       and

         If to Seller        Teal Electronics Corporation
                             10350 Sorrento Valley Road
                             San Diego, California 92121
                             Attn: William D. Carpenter


        (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        (j) SCHEDULES. The Schedules and Annexes to this Agreement shall be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein.

        (k) TITLES AND HEADINGS. Titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        (l) EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

        (m) COMPLETE AGREEMENT. This Agreement, including the Schedules and Annexes attached hereto and the documents referred to herein, shall constitute the entire Agreement be tween the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

        IN WITNESS WHEREOF, the parties hereto have executed these presents the day and year first above written.

                                               SL INDUSTRIES, INC.


(Corporate Seal)
                                               By:
                                                  --------------------------
                                                            President

ATTEST:


- ------------------------------
Secretary

                                               SL INDUSTRIES ACQUISITION CORP.

(Corporate Seal)

                                               By:
                                                  --------------------------
                                                             President
ATTEST:


- ------------------------------
Secretary

                                               TEAL ELECTRONICS CORPORATION


(Corporate Seal)
                                               By:
                                                  --------------------------
                                                              President

ATTEST:


- ------------------------------
Secretary

STATEMENT OF EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES



EXCEPTION TO SECTIONS 3.10, 3.13, AND 3.18(a) AND (b)

1. Air Pollution Control District (APCD) permit to operate Diesel Generator.

2. Hazardous Materials Business Plan filed with the Hazardous Materials Management Division (HMMD) of the San Diego County Department of Environmental Health.

                                                                      SCHEDULE 9

                     DEFINITION OF TANGIBLE NET BOOK VALUE

Tangible Net Book Value as used in this Agreement means the aggregate of all assets purchased minus liabilities assumed by Purchaser which consist of the following:

ASSETS PURCHASED:
Accounts receivable at face value without reduction for any reserve for uncollectible accounts
Inventory at lower of weighted average cost or market, net of any reserve for excess or obsolete inventory
Prepaid business insurance & other prepaid expenses
Refundable deposits
Payroll advances and other advances
Machinery and equipment on books at book value after reduction for depreciation Machinery, equipment and tooling not on books at approximate cost less depreciation
Leasehold improvements at book value after reduction for amortization
Patents & trademarks at book value

ASSETS NOT PURCHASED:
Cash
Shareholder notes and accrued interest thereon

LABILITIES ASSUMED:
Tade accounts payable
Acrued sales commissions and bonuses
Acrued payroll
Accrued bonuses (manager & employee plan)
Accrued payroll taxes
Accrued vacation pay
Accrued wage garnishments
Accrued 401k amounts
Accrued California sales & use tax
Customer deposits

LIABILITIES NOT ASSUMED:
Income and franchise taxes
Bad debt reserve
Accrued warranty expense

                         List of Annexes and Schedules
                     Omitted From Asset Purchase Agreement

            Upon request, the Registrant shall furnish supplementally a copy of any omitted annex or schedule to the Commission.

         Annex A    Description of Business

           Addition to Annex A

                    Asset Purchase Agreement-Rev. 4/28/95

                    Key Teal Suppliers

         Annex B Escrow Agreement dated May 8, 1995, by and among Teal, Registrant, SL Industries Acquisition Corp., and Nossaman, Guthner, Know & Elliott

         Annex C    Bill of Sale

         Annex D    Key Employees and Contracts of Employment
                    (filed with Report on Form 8-K)

         Annex E    Covenant Not To Compete Agreements
                    (filed with Report on Form 8-K)


         Schedule 1 Equipment and Machinery

                Schedule 1A

                    Fixed Assets Not on Books as of February 28, 1995

         Schedule 2 Real Property Leases

         Schedule 3 Personal Property Leases

         Schedule 4 Contracts and Agreements

         Schedule 5 Licenses and Permits

         Schedule 6 Purchase Orders for Material or Equipment

         Schedule 7 Employee Plans

         Schedule 8 Labor Agreements - None

         Schedule 9 Definition of Tangible Net Book Value
                         (filed with Report on Form 8-K)